Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640
Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE		April 18, 2007

FIRST COMMUNITY BANCORP ANNOUNCES RECORD EARNINGS FOR THE FIRST QUARTER OF 2007

—Net Earnings for the First Quarter of 2007 Totaled $28.5 Million, Up 25% over the
Fourth Quarter of 2006 and 64% over the First Quarter of 2006—

— Diluted EPS for the First Quarter of 2007 of $0.98 Up 20% over the Fourth
Quarter of 2006 and 11% over the First Quarter of 2006—

—First Quarter 2007 Net Interest Margin of 6.33%—

San Diego, California . . . First Community Bancorp (Nasdaq: FCBP) today announced net earnings for the first quarter ended March 31, 2007 of $28.5 million, or $0.98 per diluted share, compared to net earnings of $22.8 million, or $0.82 per diluted share, for the fourth quarter of 2006, and net earnings of $17.4 million, or $0.88 per diluted share, for the first quarter of 2006.  The increase in net earnings compared to the fourth quarter of 2006 resulted primarily from a combination of gains on sale of loans, higher noninterest income and lower noninterest expense.  The increase in net earnings compared to the first quarter of 2006 resulted mostly from higher net interest income due to acquisitions and organic loan growth, gains on the sale of loans, and increased other noninterest income offset by higher noninterest expense due to business growth.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  We acquired Community Bancorp in October 2006, which added $1.0 billion in assets, Foothill Independent Bancorp in May 2006, which added $892.0 million in assets, and Cedars Bank in January 2006, which added $489.3 million in assets.

Matt Wagner, Chief Executive Officer, stated, “During the first quarter, we continued our efforts to reposition the balance sheet, reduce our reliance on borrowed funds and add quality credits that enhance our margin.  Our commercial and real estate mortgage loans declined from year-end due to sales, and we allowed our residential construction and foreign loan portfolios to run off somewhat.  Competition for deposits remains very strong, and we continued to selectively increase deposit rates.  As a result of these efforts, deposit balances were slightly below year-end totals and our net interest margin, though declining slightly in the quarter, remains healthy at 6.33%.”

Mr. Wagner continued, “We have created a valuable franchise based on credit quality, a significant base of low-cost, core deposits and a high net interest margin.  We believe our earnings and our shareholders will benefit in the long term from protection of these key metrics.”

Vic Santoro, Executive Vice President and Chief Financial Officer, commented, “While the competitive lending and deposit environments and our borrowing levels put pressure on our net interest margin, deposits have stabilized and we anticipate core deposit growth from internal initiatives over the next several quarters.  In order to properly position our balance sheet, reduce borrowings, and enhance our net interest margin, we sold a 95% participation interest of $353 million in a portfolio of commercial real estate mortgage loans having an average rate of 6.59%, and used the proceeds to repay borrowings costing 5.35%.  This sale is expected to have a positive impact of approximately 25 basis points on our net interest margin going forward and will increase our asset sensitivity somewhat.”   Mr. Santoro continued, “Additionally, we continue to control overhead expenses by finding new ways to challenge our managers to improve their efficiency.”

FIRST QUARTER RESULTS

In thousands, except per share data and percentages	First Quarter 2007	Fourth Quarter 2006	% Change	First Quarter 2006	% Change

Net Earnings	$28,546	$22,769	25.4%	$17,403 *	64.0%
Diluted Share Count	28,995.1	27,801.6	4.3%	19,673.7	47.4%
Diluted Earnings Per Share	$0.98	$0.82	19.5%	$0.88 *	11.4%
Return on Average Assets (ROA)	2.10%	1.72%	22.1%	1.92%	9.4%
Return on Average Equity (ROE)	9.91%	8.32%	19.1%	12.15%	(18.4)%
Net Interest Margin	6.33%	6.52%	(2.9)%	6.82%	(7.2)%
Efficiency Ratio	42.24%	49.53%	(14.7)%	47.17%	(10.5)%

* Includes $142,000 of additional net earnings, or less than $0.01 per diluted share, related to an accounting change regarding a change in the method of accounting for stock-based compensation forfeitures.

The increase in net earnings and diluted earnings per share for the first quarter of 2007 compared to the fourth quarter of 2006 is attributed mostly to higher noninterest income.  The increase in noninterest income was caused by gains on sale of loans totaling $7.5 million in the first quarter and the fourth quarter loss on sale of securities which did not reoccur.  The improvement in the efficiency ratio in the first quarter of 2007 over the fourth quarter of 2006 was due to higher noninterest income and lower noninterest expense.  The increase in net earnings and diluted earnings per share for the first quarter of 2007 compared to the first quarter of 2006 was driven by increased average loans and gain on sale of loans.  The improvement in the efficiency ratio is due to higher net interest income and noninterest income relative to increased noninterest expenses.

BALANCE SHEET CHANGES

Total loans, including loans held for sale and net of unearned income, decreased $408.8 million to $4.0 billion at March 31, 2007, from December 31, 2006.  The decrease is primarily due to the sale at the end of March of $24.7 million of SBA loans and a 95% participation in commercial real estate mortgage loans totaling $353.3 million.  Proceeds from the loan participation sale were used to repay overnight borrowings.  Deposits decreased $6.7 million to $3.7 billion at March 31, 2007, from December 31, 2006.  Demand deposits totaled $1.5 billion at March 31, 2007, and represented 41% of total deposits at that date.

NET INTEREST INCOME

Net interest income totaled $69.4 million for the first quarter of 2007 compared to $70.2 million for the fourth quarter of 2006 and $52.0 million for the same period of 2006.  The decrease in net interest income compared to fourth quarter of 2006 was due mainly to an increase in the cost of our funding sources.  Interest income increased due to higher average earning assets and due to the effect of including Community Bancorp for an entire quarter.  Interest expense increased $2.4 million compared to the fourth quarter of 2006 due to the effect of including Community Bancorp’s funding structure for an entire quarter coupled with selective increases in certain deposit rates due to competitive forces.

The increase in net interest income for the first quarter of 2007 compared to the first quarter of 2006 was mainly a result of higher interest income from loan growth offset by higher interest expense on funding sources.  Average earning assets increased $1.4 billion to $4.4 billion for the first quarter of 2007 when compared to the same period for 2006, due entirely to the increase in average loans.  Loan increases resulted from acquisitions and organic growth.  Interest expense increased $12.9 million for the first quarter of 2007 compared to the first quarter of 2006 as the volume of our funding sources increased to support loan growth and the cost increased due to higher market interest rates and competitive forces.

NET INTEREST MARGIN

Our net interest margin for the first quarter of 2007 was 6.33%, a decrease of 19 basis points when compared to the fourth quarter of 2006 and a decrease of 49 basis points when compared to the first quarter of 2006. Yields on average earning assets were 8.44% for both the first quarter of 2007 and the fourth quarter of 2006 and 8.16% for the first quarter of 2006.  The yield on average loans was 8.55% for the first quarter of 2007, 8.61% for the fourth quarter of 2006, and 8.55% for the first quarter of 2006.  The decline in loan yield resulted from lower construction loan volume and increased nonaccrual loans. The decrease in the net interest margin in the first quarter of 2007 compared to the fourth and first quarters of 2006 is due mainly to the deposit structures of the banks we acquired and increased funding costs.  The banks we acquired in 2006 had greater concentrations of time deposits and lower net interest margins than we have experienced.  Our funding costs increased due to competitive pressure on deposit pricing and an increased reliance on Federal Home Loan Bank advances.

The average cost of deposits was 1.51% for the first quarter of 2007 compared to 1.33% for the fourth quarter of 2006 and 0.83% for the first quarter of 2006.  The cost of money market deposits increased 28 basis points from the fourth quarter of 2006 to 2.73%, and the cost of time deposits increased 35 basis points to 4.16%.  These increases reflect continued selective rate increases on large deposits and a full quarter of Community Bancorp’s deposit structure.  Our relatively low cost of deposits is driven by demand deposit balances, which averaged 42% of average total deposits during the first quarter of 2007.  The overall cost of interest-bearing liabilities increased to 3.41% for the first quarter of 2007 compared to 3.17% for the fourth quarter of 2006 and 2.28% for the first quarter of 2006.  The increase over both the first and fourth quarters of 2006 is due to a combination of increased deposit costs and increased average borrowings used to fund loan growth and deposit flows.

NONINTEREST INCOME INCREASED

Noninterest income for the first quarter of 2007 totaled $14.4 million compared to $3.9 million in the fourth quarter of 2006 and $3.6 million earned for the first quarter of 2006.  The increase compared to the fourth quarter of 2006 is due mostly to gain on sale of loans, a gain related to recognizing an unearned discount on the payoff of an acquired loan and no losses on the sale of securities.  The gain on sale of loans in the first quarter of 2007 includes a $6.6 million gain on the sale of a participating interest in commercial real estate mortgage loans and net gains of $876,000 on the sale of SBA loans.  The gain on the sale of commercial real estate mortgage loans includes $2.3 million representing the amount of the allowance for credit losses associated with such loans.  The other income category includes $1.9 million in the first quarter of 2007 and $642,000 in the fourth quarter of 2006 regarding unearned discount taken into income on the payoff of two acquired loans.  The fourth quarter of 2006 included a loss on sale of securities of $2.3 million; there were no security sales in any of the other periods presented.  The other commissions and fees category declined from the fourth quarter due to $540,000 of additional expense related to our SBA servicing asset.   The increase in noninterest income compared to the first quarter of 2006 is due to the gains on loan sales and recognition of the unearned discount described above as well as higher fee volume due to our acquisitions.

NONINTEREST EXPENSE ITEMS

Noninterest expense for the first quarter of 2007 totaled $35.4 million compared to $36.7 million for the fourth quarter of 2006 and $26.2 million for the first quarter of 2006.  The decrease compared to the fourth quarter of 2006 is due to lower compensation levels and reorganization charges, offset partially by the effect of including Community Bancorp for an entire quarter.  Reorganization charges for the first quarter of 2007 represent the estimated cost to relocate our Escondido branch facility while the reorganization costs for the fourth quarter of 2006 represented severance costs associated with the Community Bancorp acquisition, the consolidation of branch offices, and other costs associated with Pacific Western Bank’s charter-conversion and merger with First National Bank.

The increase compared to the first quarter of 2006 relates mainly to higher compensation, increased occupancy costs and increases in most other expense categories.  These increases are due to a combination of acquisitions, business growth, and reorganization charges.  The increase in compensation resulted from additional staff added through acquisitions, pay rate increases, and increased benefits costs.  Our branch network has expanded through acquisitions to 62 offices.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization.  Restricted stock amortization totaled $2.1 million for the first quarter of 2007 compared to $2.0 million for the fourth quarter of 2006 and $1.6 million for the first quarter of 2006.  Amortization expense for all time-based and performance-based restricted stock awards is estimated to be $8.6 million for 2007.  Intangible asset amortization totaled $2.2 million for the first quarter of 2007 and is estimated to be $8.7 million for 2007.  The 2007 estimates of both restricted stock award expense and intangible asset amortization are subject to change.

TAXES

The effective tax rate for the first quarter of 2007 was 41.0% compared to 39.1% for the fourth quarter of 2006 and 41.1 % for the first quarter of 2006.  The effective tax rates are lower than the statutory rates due to tax credits on certain investments acquired in our 2006 acquisitions and tax-exempt income.

CREDIT QUALITY

We did not record a credit loss provision during the first quarter 2007 or during the fourth quarter of 2006.  The provision recorded in the first quarter of 2006 was based on our reserve methodology, which considers the level of classified, criticized, and nonaccrual loans as well as total loan volumes and market conditions.

Our nonaccrual loans increased $5.5 million to $27.6 million at March 31, 2007 compared to $22.1 million at December 31, 2006.  This increase is due mostly to two construction loans to one borrower for $4.6 million being placed on nonaccrual status during the quarter.  Of the $27.6 million in nonaccrual loans at March 31, 2007, $8.1 million is insured or guaranteed by the SBA or a public insurance company.  Our ratio of nonaccrual loans to total loans, including loans held for sale, increased to 0.70% at March 31, 2007 from 0.51% at December 31, 2006.

At March 31, 2007, the ratio of our allowance for credit losses to loans, net of unearned income, was 1.54% compared to 1.46% at December 31, 2006.   The allowance for total credit losses totaled $58.6 million at March 31, 2007 and $61.2 million at December 31, 2006.  The allowance for credit losses was reduced by $2.3 million in the first quarter for the amount of the allowance attributable to the participation interest in commercial real estate mortgage loans sold.

No part of the allowance for credit losses is allocated to loans held for sale as they are carried at the lower of aggregate cost or fair value and are shown separately on our balance sheet.  The allowance for credit losses applies only to loans held for investment purposes and loan commitments.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at March 31, 2007.

STOCK REPURCHASE PROGRAM

On May 3, 2006, our Board of Directors authorized the repurchase of up to one million shares of First Community common stock.  During the first quarter of 2007, we repurchased 177,600 shares of our common stock at an average price of $53.61 per share.  Future repurchases under the stock repurchase program may be limited or terminated at any time with or without prior notice.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $5.3 billion in assets as of March 31, 2007, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 62 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First Community. First Community cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; costs and uncertainties related to the outcome of pending litigation; revenues are lower than expected; competitive pressure among depository institutions increases significantly; the integration of acquired businesses costs more, takes longer or is less successful than expected; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which First Community operates, are less favorable than expected; legislative or regulatory requirements or changes that adversely affect First Community’s business or regulatory capital requirements, or that alter the regulatory capital treatment of the Company’s trust preferred securities; changes in the securities markets and other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(In thousands, except share data)
Assets:
Cash and due from banks	$129,001	$128,910
Federal funds sold	222,000	22,000
Total cash and cash equivalents	351,001	150,910

Interest-bearing deposits in financial institutions	504	501

Federal Reserve Bank and Federal Home Loan
Bank stock, at cost	28,288	28,747
Securities available-for-sale	82,875	91,381
Total securities	111,163	120,128

Loans held for sale	141,594	173,319

Loans, net of unearned income	3,812,450	4,189,543
Allowance for loan losses	(50,352)	(52,908)
Net loans	3,762,098	4,136,635

Premises and equipment	37,125	37,102
Intangible assets	787,668	788,510
Cash surrender value of life insurance	68,293	67,512
Other assets	73,314	78,706
Total assets	$5,332,760	$5,553,323

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,524,895	$1,571,361
Interest-bearing deposits	2,154,127	2,114,372
Total deposits	3,679,022	3,685,733

Accrued interest payable and other liabilities	57,378	51,043
Borrowings	265,000	499,000
Subordinated debentures	149,103	149,219
Total liabilities	4,150,503	4,384,995

Shareholders’ Equity:
Common stock	1,014,776	1,020,132
Retained earnings	167,483	148,367
Accumulated other comprehensive income:
Unrealized loss on securities available-for-sale, net	(2)	(171)
Total shareholders’ equity	1,182,257	1,168,328
Total liabilities and shareholders’ equity	$5,332,760	$5,553,323

Shares outstanding (includes 898,147 shares and 750,014 shares at March 31, 2007 and December 31, 2006, underlying unvested stock awards)	29,731,132	29,635,957

Book value per share	$39.76	$39.42

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended
	3/31/07	12/31/06	3/31/06
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$90,949	$89,064	$59,949
Interest on federal funds sold	214	105	64
Interest on time deposits in other financial institutions	6	7	15
Interest on investment securities	1,376	1,716	2,166
Total interest income	92,545	90,892	62,194

Interest expense:
Interest expense on deposits	13,425	11,837	5,629
Interest expense on borrowings	6,752	5,649	2,163
Interest expense on subordinated debentures	2,933	3,184	2,450
Total interest expense	23,110	20,670	10,242
Net interest income before provision for credit losses	69,435	70,222	51,952
Provision for credit losses	—	—	100
Net interest income after provision for credit losses	69,435	70,222	51,852

Noninterest income:
Service charges on deposit accounts	2,817	2,878	1,559
Other commissions and fees	1,323	1,847	1,482
Gain on sale of loans	7,525	—	—
Loss on sale of securities, net	—	(2,332)	—
Increase in cash surrender value of life insurance	616	637	421
Other income	2,070	865	171
Total noninterest income	14,351	3,895	3,633

Noninterest expense:
Compensation	18,922	19,702	15,230
Occupancy	4,761	4,437	3,145
Furniture and equipment	1,293	1,219	761
Data processing	1,558	1,490	1,335
Other professional services	1,437	1,407	1,120
Business development	707	564	347
Communications	832	889	626
Insurance and assessments	413	441	472
Intangible asset amortization	2,174	2,171	1,149
Reorganization charges	258	1,415	—
Other	3,038	2,978	1,986
Total noninterest expense	35,393	36,713	26,171
Earnings before income taxes and effect of accounting change	48,393	37,404	29,314
Income taxes	19,847	14,635	12,053
Net earnings before cumulative effect of accounting change	28,546	22,769	$17,261
Cumulative effect on prior years (to December 31, 2005) of changing the method of accounting for stock-based compensation forfeitures	—	—	142
Net earnings	$28,546	$22,769	$17,403

Per share information
Number of shares (weighted average):
Basic	28,867.2	27,666.6	19,377.8
Diluted	28,995.1	27,801.6	19,673.7
Basic earnings per share:
Net earnings before accounting change	$0.99	$0.82	$0.89
Accounting change (1)	—	—	0.01
Basic earnings per share	$0.99	$0.82	$0.90
Diluted earnings per share:
Net earnings before accounting change	$0.98	$0.82	$0.88
Accounting change (1)	—	—	—
Diluted earnings per share	$0.98	$0.82	$0.88

(1) Less than $0.01 per diluted share for the quarter ended March 31, 2006.

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended
	3/31/07	12/31/06	3/31/06
		(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$4,316,266	$4,105,125	$2,842,121
Investment securities	113,278	158,763	238,804
Federal funds sold	16,590	7,930	7,418
Interest-bearing deposits in financial institutions	486	645	1,886
Average earning assets	4,446,620	4,272,463	3,090,229
Other assets	1,061,067	980,622	591,916
Average total assets	$5,507,687	$5,253,085	$3,682,145

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,530,242	$1,529,817	$1,238,758
Interest-bearing deposits	2,074,427	2,002,905	1,501,782
Average deposits	3,604,669	3,532,722	2,740,540
Subordinated debentures	149,173	150,544	121,654
Borrowings	528,490	430,742	199,682
Other liabilities	56,959	53,499	39,542
Average liabilities	4,339,291	4,167,507	3,101,418
Average equity	1,168,396	1,085,578	580,727
Average liabilities and shareholders’ equity	$5,507,687	$5,253,085	$3,682,145

Yield Analysis:
Average earning assets	$4,446,620	$4,272,463	$3,090,229
Yield	8.44%	8.44%	8.16%
Average interest-bearing deposits	$2,074,427	$2,002,905	$1,501,782
Cost	2.62%	2.34%	1.52%
Average deposits	$3,604,669	$3,532,722	$2,740,540
Cost	1.51%	1.33%	0.83%
Average interest-bearing liabilities	$2,752,090	$2,584,191	$1,823,118
Cost	3.41%	3.17%	2.28%
Average subordinated debentures	149,173	150,544	$121,654
Cost	7.97%	8.39%	8.17%
Average borrowings	528,490	430,742	$199,682
Cost	5.18%	5.20%	4.39%
Average interest sensitive liabilities	$4,282,332	$4,114,008	$3,061,876
Cost	2.19%	1.99%	1.36%

Interest spread	5.03%	5.27%	5.88%
Net interest margin	6.33%	6.52%	6.82%

LOAN CONCENTRATION (unaudited)

	As of the Dates Indicated
	3/31/07 *	12/31/06 *	9/30/06	6/30/06	3/31/06
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$792,877	$836,665	$705,546	$716,418	$672,211
Real estate–construction	918,086	939,463	755,813	763,861	683,180
Commercial real estate–mortgage	2,124,768	2,463,481	1,952,547	1,812,484	1,321,657
Consumer	46,755	45,984	46,910	54,455	49,958
Foreign:
Commercial	75,548	83,359	88,826	95,692	98,152
Other	6,342	6,778	6,656	7,182	7,728
Total gross loans, including loans held for sale	$3,964,376	$4,375,730	$3,556,298	$3,450,092	$2,832,886

* Commercial and commercial real estate-mortgage categories include loans held for sale.

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING ASSETS AND CREDIT QUALITY MEASURES  (Unaudited)

	As of or for the:
	Quarter Ended	Year Ended	Quarter Ended
	3/31/07	12/31/06	3/31/06
ALLOWANCE FOR CREDIT LOSSES:
Allowance for loan losses	$50,352	$52,908	$31,501
Reserve for unfunded loan commitments	8,271	8,271	6,436
Allowance for credit losses	$58,623	$61,179	$37,937

NONPERFORMING ASSETS:
Nonaccrual loans	$27,572	$22,095	$11,539
Other real estate owned	479	-	-
Total nonperforming assets	$28,051	$22,095	$11,539

Allowance for loan losses to loans, net of unearned income	1.32%	1.26%	1.12%
Allowance for credit losses to loans, net of unearned income	1.54%	1.46%	1.34%
Allowance for loan losses to nonaccrual loans	182.6%	239.5%	273.0%
Allowance for credit losses to nonaccrual loans	212.6%	276.9%	328.8%
Allowance for loan losses to nonperforming assets	179.5%	239.5%	273.0%
Allowance for credit losses to nonperforming assets	209.0%	276.9%	328.8%
Nonperforming assets to total loans, including loans held for sale, and other real estate owned	0.71%	0.51%	0.41%
Nonaccrual loans to total loans, including loans held for sale	0.70%	0.51%	0.41%

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD AND NET CHARGE-OFF MEASUREMENT(unaudited)

	As of or for the:
	Quarter Ended	Year Ended	Quarter Ended
	3/31/07	12/31/06	3/31/06
	(Dollars in thousands)
Balance at beginning of period	$61,179	$32,971	$32,971
Loans charged-off:
Commercial	(463)	(1,083)	(368)
Real estate – construction	—	(144)	—
Real estate – mortgage	(22)	—	—
Consumer	(36)	(189)	—
Foreign	—	(1,691)	(17)
Total loans charged-off	(521)	(3,107)	(385)

Recoveries on loans charged-off:
Commercial	162	1,361	377
Real estate – mortgage	—	—	1
Consumer	103	171	85
Foreign	—	187	14
Total recoveries on loans charged-off	265	1,719	477
Net charge-offs	(256)	(1,388)	92
Provision for credit losses	—	9,600	100
Reduction for loan participation sold	(2,300)	—	—
Additions due to acquisitions	—	19,996	4,774
Balance at end of period	$58,623	$61,179	$37,937

Annualized net charge-offs to average loans	(0.02)%	(0.04)%	0.01%